Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 1st of July, 2009, by and between International Aerospace Enterprises, Inc., a Nevada corporation, (“IAE” or "Employer") and Saffet Uslu, an individual, 123 West Nye Lane, Suite 129, Carson City, Nevada 89706  ("Employee").

WITNESSETH:

WHEREAS, the Employee has agreed to be employed by the Employer as its President; and

WHEREAS, it is in the Employer's best interest to obtain the services of the Employee; and

WHEREAS, the Employer and the Employee have previously engaged in negotiations regarding the terms and conditions of their future employment relationship; and

WHEREAS, the Employer and the Employee are desirous of now committing to writing the agreed upon terms and conditions of their future employment relationship by way of this Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration by each of the parties, it is hereby agreed as follows:

1.           Employment.  The Employer hereby agrees to employ the Employee and the Employee hereby accepts said employment upon the terms and conditions hereinafter set forth.

2.           Positions and Titles.  The Employee shall have the title of President of IAE.  The Employee shall perform such duties as are normally associated with the position of President of the Employer and such additional duties as may, from time to time, be assigned by the Board, and shall establish, maintain and support the goals of the Employer.

3.           Term.  The term or period of this Agreement shall be for the period effective as of July 1, 2009 and ending on the day after the three year anniversary of the date hereof (the “Anniversary Date”), provided, however, that the term of this Agreement shall be automatically extended under the same terms and conditions for additional terms of one (1) year each unless at least one-hundred twenty (120) days prior to expiration of the initial term or any subsequent term, either party shall deliver to the other written notice of their intent to terminate said employment or to negotiate other terms and conditions thereof.  In the event this Agreement is not renewed or extended and Employee does not enter into a new employment agreement with Employer, Employee shall be paid the compensation as outlined, depending on the circumstance, under this Agreement.   The Employee agrees to remain in the employ of the Employer during the period this Agreement is in effect unless terminated pursuant to any of paragraphs 7 or 8.

4.           Performance of Duties.  During the period of the Employee's employment, the Employee shall perform faithfully the duties required of him and agrees to devote that amount of time, attention, skill and ability necessary to properly perform said duties.  It is also understood and agreed that the Employee may, from time to time, serve on the boards of directors of other corporations as may be approved by the Board, whose approval shall not be unduly withheld, provided that such service neither interferes with the performance of his duties for the Employer nor creates any actual or potential conflict of interest with respect to the Employee's loyalties, obligations or duties to the Employer’s.

5.           Compensation.  The employer shall pay to the Employee as compensation for his services hereunder, the amounts set forth, subject to the further provisions of this paragraph:

(A)           Salary.  The Employee shall be paid an annual salary of one Hundred Forty Thousand and No/100ths US Dollars ($140,000.00) for the three year term of this Agreement.  If this Agreement is automatically extended under the same terms and conditions for additional terms of one (1) year after the three year term of this Agreement, Employee shall be paid according to the payment standards in place with the Employer.

(B)           Annual Cash Bonus. In addition to the compensation set forth in subsection 5(A) above, during the term of this Agreement, Employee may be entitled to a cash bonus (the “Annual Bonus”) for the fiscal years ending December 31 based on Employee’s and Employer’s performance during such fiscal year.  The Employee shall be eligible for an annual cash bonus of five percent (5%) of the previous year’s net profit.

(C)           Annual Stock Bonus. Beginning with the end of fiscal year 2009, and continuing throughout the life of this Agreement, the Employee shall be eligible for an annual stock bonus according to the following schedule:  a ten percent (10%) increase from the previous year’s gross sales of $600,000 shall entitle the Employee to One Hundred and Twenty-Five Thousand (125,000) Shares of the Employer; a fifteen percent (15%) increase from the previous year’s gross sales shall entitle the Employee to Two Hundred and Fifty Thousand (250,000) Shares of the Employer; a twenty percent (20%) increase from the previous year’s gross sales shall entitle the Employee to Three Hundred and Seventy-Five Thousand (375,000) Shares of the Employer and a twenty-five percent increase from the previous year’s gross sales shall entitle the Employee to Five Hundred Thousand (500,000) Shares of the Employer.

(D)           Signing Bonus.  The Employer agrees to pay the Employee as an inducement to become President of the Employer one million (1,000,000) restricted shares.

6.           Additional Benefits.  In addition to the salary specified in Paragraph 5(A) and Annual Bonuses specified in Paragraph(s) 5(B,C) above, Employer shall provide Employee additional benefits as follows:

(A)           Business Expenses.  The Employer will reimburse the Employee in full for all reasonable expenses incurred by the Employee in pursuit of the Employer's business during the period of this Agreement.  The Employee shall be required to submit the appropriate expense reports and vouchers in support of the expenses incurred on behalf of the Employer as required by the general practices and procedures of the Employer and in compliance with all reasonable business expense requirements of the Internal Revenue Service.

(B)           Disability.  If the Employee becomes unable to perform the services expected hereunder by reason of severe health issues, beginning with the last day of the month that the Employer determines that the Employee is first disabled, the Employee’s compensation shall immediately be reduced to Ninety-Six Thousand and No/100ths US Dollars ($96,000.00) and all annual bonuses and benefits shall cease. The reduced compensation shall be paid until the Employee’s Anniversary Date.  The Employer will not be responsible for or need to acquire disability insurance on the Employee.

7.           Termination.  This Agreement may be terminated pursuant to the following:

(A)  Voluntary Termination by either the Employee or the Employer.  The Employee may voluntarily terminate this Agreement by providing one hundred twenty (120) days written notice to Employer in the event of a termination pursuant to this subparagraph.  All Compensation as specified in Paragraph(s) 5 (A) through (D) above, shall terminate immediately upon receipt of notice.  The Employer may voluntarily terminate this Agreement by providing one hundred twenty (120) days written notice to the Employee “Written Notice”.  For the right to voluntarily terminate the Employee, the Employer must pay to the Employee One Hundred Forty Thousand Dollars ($140,000.00), payable on the last day of the Written Notice. All Annual Bonuses earned will be determined at the end of the year in which the Written Notice is effective and pursuant to a pro-rata formula based upon the time that had expired in that year prior to the effective date of the Written Notice.

(B)  Involuntary Termination.  This Agreement may be terminated by the Employer for "Just Cause".  For purposes of this Agreement, "Just Cause" shall mean: Unappealable conviction by a trial court of a felony or crime involving moral turpitude; declaration of unsound mind by court order; or the failure to diligently apply himself to the duties required by Employer.  In the event the Employee is judged by Employer as failing to diligently apply himself to the duties hereunder, Employer will provide written notice to Employee specifying with particularity the conduct constituting such failure and such steps as are necessary to warrant the deficiency of performance.  Employee will be allowed thirty (30) days from the date of such notice to attempt to correct the deficiencies.  Upon the expiration of this cure period, Employer will provide written notice to Employee of the adequacy or failure of efforts made by Employee to correct the deficiencies.  The Employer agrees to provide the Employee at least sixty (60) days written notice of termination pursuant to this subparagraph.  In the event of a termination under this subparagraph (B), Employee shall be paid the same compensation at the same times that would be paid under this Agreement through the effective date of Employee’s termination.  In the event of a termination pursuant to this subparagraph, the Annual Bonus payable to Employee pursuant to paragraph 5(B) hereof, for the fiscal year within which said termination occurs, shall be pro-rated and paid to Employee through the date of termination of Employee's daily managerial responsibilities.

(C)  Severance Pay.  Upon any termination pursuant to paragraph 6(B) or 7(A) hereof, Employee shall be paid the compensation that is outlined in said paragraphs.  Such compensation shall include any Annual Bonuses earned pursuant to paragraph 5(B,C) hereof, for the fiscal year within which said termination occurs, which Annual Bonuses shall be pro-rated through the date of termination of Employee's daily managerial responsibilities.

8.           Change of Ownership.  This Agreement shall terminate in the event that the Employer or all or substantially all of Employer’s assets, and/or goodwill, or its stock are purchased in conjunction with a corporate (stock or assets) sale, or merger.  In such event, all employment agreements, management agreements and consulting agreements of the Employer will be honored and all individuals/entities shall be entitled to receive their salaries and/or fees, bonuses and expenses up to the effective date of such transaction.  In addition, the Employee shall also be entitled to receive the buyout provision provided in Section 7(a), above, through the end of the term of this Agreement, provided Employee is not offered a comparable position under the same terms and conditions of this agreement with the acquiring company or operation.  All compensation to all the individuals/entities as well as the severance pay for the Employee will be paid within ninety (90) days of the effective date of the transaction.  Upon the event of all payments, Employer and employee(s), management and consultants shall have no further obligations under this Agreement.

9.           Obligations on Termination.  In addition to the obligations on the Employee set forth in paragraph 9 herein, upon termination of employment for any reason, the Employee shall deliver to the Employer all correspondence, letters, records, computer programs, data bases and any and all other material pertaining to or containing information relative to the business of the Employer or its affiliates which the Employee has acquired during his association with Employer.

10.           Indemnification.  The Employer agrees to indemnify and defend Employee (and his heirs, executor, and administrators) from all claims, liabilities, judgments, settlements, costs and expenses, including all attorneys' fees, imposed upon or reasonably incurred by him in connection with or resulting from any action, suit, proceeding, or claim to which he is or may be made a party by reason of his being or having been an employee of the Employer (whether or not an employee at the time such costs or expenses are incurred by or imposed upon him) to the full extent provided for in the Employer's Articles of Incorporation or the laws of the State of Nevada, whichever is broader, as in effect on the date of execution hereof.  Such right of indemnification shall not be deemed exclusive of any rights to which he may be entitled otherwise.

11.           Death of Employee.  In the event of the Employee's death during the term of this Agreement, the Agreement shall stand terminated and all payments hereunder shall ceases as of the date of death, except as to the following:

(A)           The base salary being paid to the Employee by the Employer as of the date of death shall be Ninety-Six Thousand and No/100ths US Dollars ($96,000.00) paid to Employee's estate for the period remaining until the Anniversary Date.

(B)           The Annual Bonus payable to the Employee by the Employer for the fiscal year within which the date of death occurs shall be prorated through the date of death.

12.           Assignment of Agreement.  This Agreement is not assignable.

13.           Amendments.  This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof shall be effective unless evidenced by an instrument in writing duly executed by the parties hereto and sought to be changes by such waiver.

14.           Writing.  This Agreement sets forth the entire understanding of the parties with respect to the employment of the Employee by the Employer and supersedes any and all prior agreements, arrangements and understanding relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

15.           Waiver.  The waiver by the Employer or the Employee of any breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

16.           General Provisions.

(A)           Should any controversy or claim arise out of or relate to the Agreement, or a breach thereof, the parties shall attempt to negotiate a settlement of their differences.  If, however, the negotiations are unsuccessful, either party may seek the aid of a court of competent jurisdiction in Nevada.  In that event, the court shall deny attorneys' fees and costs to the party not prevailing and award the same to the party who prevails.  Notwithstanding the foregoing, any controversy or claims arising out of, or relating to this Agreement or the breach thereof, shall at the option of either party, be settled by arbitration in the Carson City, Nevada area in accordance with the rules of commercial arbitration then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(B)           In the event that any term, provisions, or paragraph of this Agreement is declared illegal, void or unenforceable, the same shall not effect or impair the other terms, provisions or paragraphs of this Agreement.  Covenants contained in this Agreement shall be independent.  The doctrine of severability shall be applied.  The parties do not intend by this statement to imply the illegality, voidness or unenforceability of any of the terms, provisions or paragraphs of this Agreement.

17.           Captions.  The captions for each paragraph are not part of this Agreement, but are for identification purposes.

18.           Governing Law.  This Agreement is made under and shall be construed pursuant to the laws of Nevada.

19.           Notices.  Any notice, writing, report or other document required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

IF TO THE EMPLOYER:

International Aerospace Enterprises, Inc.
123 West Nye Lane, Suite 129
Carson City, Nevada 89706

Attention: Chairman of the Compensation Committee

IF TO THE EMPLOYEE:

Saffet Uslu
123 West Nye Lane, Suite 129
Carson City, Nevada 89706

The date of any such notice and of service thereof shall be seemed to be the date of dispatch.  Either party may change its address for purposes of notice by giving notice in accordance with the provisions of this paragraph.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the date and year first above written.

FOR THE EMPLOYER:

INTERNATIONAL AEROSPACE
  ENTERPRISES, INC.

/s/ John M. Peck
John M. Peck

THE EMPLOYEE:

SAFFET USLU

/s/ Saffet Uslu
Saffet Uslu